Exhibit 10.28

Retirement Benefits and Other Arrangements for Dale R. Olseth

     Upon his retirement from the Company as Executive Chairman of the Board, Mr. Olseth shall be entitled to receive the following:

a)	The Company will provide Mr. Olseth with his salary compensation due for the remainder of fiscal year 2006.

b)	During the period between August 1, 2006, and August 31, 2007, the Company shall provide reimbursement for 100% of all reasonable and customary office expenses at a location chosen by Mr. Olseth, including without limitation, rent payments, office supplies, and business telephone expenses (collectively the “Office Expenses”).

c)	During the period between September 1, 2007, and August 31, 2008, the Company shall provide reimbursement for 50% of all reasonable and customary Office Expenses at a location chosen by Mr. Olseth.

d)	During the period between the Effective Date and February 29, 2008, the Company shall provide salary compensation and make available certain of its standard employee benefits to an administrative assistant to be chosen by Mr. Olseth. Among other duties as may be assigned by Mr. Olseth from time to time, the administrative assistant shall work with and support Mr. Olseth in fulfilling his duties as a non-employee director to the Company. The administrative assistant shall office with and be managed by Mr. Olseth. The administrative assistant will not be eligible to participate in the Company’s corporate bonus plans. Following February 29, 2008, the Company shall have no additional obligations with respect to such administrative assistant.

e)	Mr. Olseth shall be entitled to receive only those retirement benefits and other arrangements as explicitly set forth herein.

Mr. Olseth shall be entitled to receive all compensation provided to non-employee directors of the Company as set forth in the Board Compensation Policy.